Exhibit 99.1

CHAMPIONS Biotechnology, Inc.
2200 Wilson Boulevard, Suite 102-316
Arlington, VA 22201, USA
Tel: 703-526-0400
Fax: 703-832-8311

Champions Biotechnology, Inc. acquires Biomerk, Inc.

        Arlington, VA., May 21, 2007. Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), announced today that it has entered into an agreement and plan of merger with Biomerk, Inc., a private biotechnology company. Champions Biotechnology will issue 4,000,000 restricted shares of its common stock to acquire ownership of Biomerk.

       Biomerk is focused on generating a novel preclinical platform of human cancer tumor immune-deficient mice xenografts (Biomerk Tumorgrafts™). Biomerk, Inc. was founded in 2006 and is owned by Dr. David Sidransky, a major shareholder in Champions Biotechnology. James Martell, President and CEO of Champions Biotechnology, has served as a consultant to Biomerk, providing advice regarding the management and administration of Biomerk. Biomerk Tumorgrafts™, unlike standard cell line derived xenografts, are implanted directly from primary human cancer tumors and never passaged in cell tissue culture. Biomerk believes that these xenografts more closely reflect human cancer biology and are more predictive of clinical outcome. Biomerk has several patent applications relating to xenograft models used for identifying potentially active chemotherapeutic agents. Biomerk and Champions Biotechnology believe that pharmaceutical companies, as part of their drug discovery and post marketing efforts, are more receptive to utilizing services that are more predictive and that might provide for a faster and less expensive path for their drug approval. These services will allow for their screening of Biomerk Tumorgrafts™ to evaluate tumor sensitivity/resistance to various single and combination standard and novel chemotherapy agents.

       Champions Biotechnology was interested in acquiring Biomerk since it believes that there are significant synergies between the know-how, expertise and proposed business of Biomerk and the biotechnology business embarked upon by Champions Biotechnology. Biomerk provides Champions Biotechnology with access to a novel preclinical technology platform. It also provides interim financing to cover current operating costs until longer term capital is obtained to finance Champions Biotechnology’s future development, since Biomerk has approximately $475,000 cash. In addition, it has certain business relationships that Champions Biotechnology believes will be helpful in achieving its business plan.

       “I am very pleased by this acquisition as we strongly believe in Biomerk’s potential in improving methods and approaches to cancer treatment” said James Martell, President and CEO of Champions Biotechnology. “This acquisition is Champions Biotechnology’s second acquisition since our decision in January 2007 to focus on building a biotechnology company from the ground up as our new business approach. We are actively engaged in pursuit of additional opportunities to grow and strengthen the company.”

       After the acquisition, Champions Biotechnology will have 31,624,658 issued and outstanding common shares. Of those, 23,573,000 will be restricted common shares.

       About Champions Biotechnology, Inc.

       Champions Biotechnology is a biotechnology company that is engaged in the acquisition and early stage development of a portfolio of new therapeutic drug candidates and also the acquisition and development of novel technologies that Champions Biotechnology hopes will improve methods of and approaches to disease treatment. This is being accomplished by drawing upon the established expertise, knowledge and insight of experts, including two of Champions Biotechnology’s shareholders, Drs. David Sidransky and Manuel Hidalgo, who have wide-ranging contacts in the pharmaceutical industry, academia and government.

       Champions Biotechnology plans to develop a portfolio of new therapeutic drug candidates through pre-clinical trials and possibly early phase ("first in man") clinical trials. If therapeutic drug candidates reach this early stage of development, Champions Biotechnology intends to partner with, sell or license them to pharmaceutical and/or biotechnology companies, as appropriate. Management believes this strategy will enable Champions Biotechnology to leverage the competencies of these partners or licensees to maximize Champions Biotechnology’s return on investment in a relatively short time frame. Champions Biotechnology believes that this model is unlike that of typical new biotechnology companies that look to bring the process of drug development through all phases of discovery, development, regulatory approvals, and marketing, which requires a very large financial commitment and a long time, typically more than a decade, to realize.

       In February 2007, Champions Biotechnology acquired the patent rights to two Benzoylphenylurea (BPU) sulfur analog compounds that have shown promising potent activity against prostate and pancreatic cancer cell lines (Journal of Medicinal Chemistry, 2006, Vol. 49, No.7, 2357-2360). The acquired rights include pending U.S. Patent Application no. 11/673,519 and the corresponding international patent application (PCT/US2006/014449) filed under the Patent Cooperation Treaty (PCT), both entitled Design and Synthesis of Novel Tubulin Polymerization Inhibitors: Benzoylphenylurea (BPU) Sulfur Analogs.

       This press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. Champions Biotechnology’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors, which may include, but are not limited to, changes in general economic conditions, the ongoing threat of terrorism, ability to have access to financing sources on reasonable terms and other risks that are described in this document. Although Champions Biotechnology believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. Champions Biotechnology does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.

Contact: James Martell (703) - 526-0400